Exhibit 5.1

JONES DAY

NORTH POINT  —  901 LAKESIDE AVENUE  —  CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939  —  FACSIMILE: +1.216.579.0212

February 6, 2013

DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Re:	Up to 4,000,000 Common Shares, $0.10 Par Value Per Share, to be Offered Pursuant to the DDR Corp. Dividend Reinvestment and Direct Share Purchase Plan

Ladies and Gentlemen:

We have acted as counsel for DDR Corp., an Ohio corporation (the “Company”), in connection with the issuance or delivery and sale of up to 4,000,000 common shares, $0.10 par value per share, of the Company (the “Shares”) pursuant to the Company’s Dividend Reinvestment and Direct Share Purchase Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued or delivered and sold pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value of the Shares.

In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (No. 333-184221) (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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